UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 12, 2025
TYSON FOODS, INC.
(Exact name of Registrant as specified in its charter)

Delaware		001-14704	71-0225165
(State or other jurisdiction of incorporation or organization)		(Commission File Number)	(I.R.S. Employer Identification No.)

2200 West Don Tyson Parkway,
Springdale,	Arkansas		72762-6999
(Address of Principal Executive Offices)			(Zip Code)
(479) 290-4000
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class			Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock	Par Value	$0.10	TSN	New York Stock Exchange
Class B stock is not publicly listed for trade on any exchange or market system. However, Class B stock is convertible into Class A stock on a share-for-share basis.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On December 12, 2025 (the “Effective Date”), Tyson Foods, Inc. (the “Company”) entered into a Loan Agreement (the “Loan Agreement”) with the lenders from time to time party thereto and CoBank, ACB (“CoBank”), as administrative agent, which replaced the Company’s existing Term Loan Agreement, dated as of May 3, 2023, between the Company, the lenders from time to time party thereto, and CoBank, as administrative agent (the “2023 Term Loan Agreement”). Concurrent with entry into the Loan Agreement, the Company repaid all outstanding borrowings and interest due under the 2023 Term Loan Agreement as of the Effective Date and terminated all commitments thereunder. The 2023 Term Loan Agreement had provided for aggregate commitments of up to $750 million and had outstanding borrowings on the Effective Date of $440 million.

The Loan Agreement provides for a senior unsecured revolving credit facility with aggregate commitments of $750 million which matures on the third anniversary of the Effective Date (the “Revolving Facility Maturity Date”). The Company may make an election (the “Term-Out Election”), with at least ten business days’ notice prior to the Revolving Facility Maturity Date, to convert all or part of the outstanding borrowings under the revolving credit facility into one or more of Tranche A, B, C or D term loans that will mature one, three, five or seven years, respectively, after the Revolving Facility Maturity Date.

Interest on borrowings under the Loan Agreement will accrue and be payable, at the Company’s option, at an annual rate equal to (a) the Term SOFR Rate or Daily Simple SOFR Rate (each as defined in the Loan Agreement) plus an applicable spread or (b) an alternate base rate plus an applicable spread. For revolving loans, an Unused Commitment Fee (as defined in the Loan Agreement) will also accrue and be payable to the lenders based on the aggregate amount of unused commitments under the revolving credit facility. The Unused Commitment Fee and applicable spreads will be the percentages described in the following chart that corresponds to the Company’s corporate credit rating from S&P or Moody’s, as applicable.

Ratings Level Moody’s/S&P	Term SOFR/Daily Simple SOFR Spread for Revolving Loans, Tranche A Term Loans and Tranche B Term Loans	Term SOFR/Daily Simple SOFR Spread for Tranche C Term Loans	Term SOFR/Daily Simple SOFR Spread for Tranche D Term Loans	Unused Commitment Fee
Level 1 BBB+/Baal or above	1.500%	1.575%	1.725%	0.100%
Level 2 BBB/Baa2	1.600%	1.700%	1.850%	0.110%
Level 3 BBB-/Baa3	1.725%	1.825%	1.975%	0.150%
Level 4 BB+/Bal or below	1.975%	2.075%	2.225%	0.200%
The covenants under the Loan Agreement are generally consistent with those in the 2023 Term Loan Agreement and include negative covenants limiting subsidiary indebtedness; liens; mergers, consolidations, liquidations and dissolutions; asset sales; and changes in lines of business of the Company and its subsidiaries, in each case subject to certain exceptions. In addition, and consistent with the 2023 Term Loan Agreement, the Loan Agreement requires the Company to maintain a minimum interest expense coverage ratio (Consolidated EBITDA to Consolidated Cash Interest Expense, each as defined in the Loan Agreement) of at least 3.50 to 1.0 as of the end of each fiscal quarter (in each case, calculated on a trailing four fiscal quarter basis). Under the Loan Agreement, Consolidated EBITDA includes additional add-backs to net income for certain taxes, losses and charges.

The Loan Agreement contains events of default substantially consistent with those in the 2023 Term Loan Agreement, such as non-payment of obligations under other debt facilities, violation of affirmative or negative covenants, material inaccuracy of representations, non-payment of other material debt, bankruptcy or insolvency, ERISA and certain judgment defaults, change of control and failure of any guarantee to remain in full force and effect.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference into this Item 1.01.
Item 1.02. Termination of a Material Definitive Agreement.
The information set forth above under Item 1.01 of this Current Report on Form 8-K with respect to the termination of the 2023 Term Loan Agreement and commitments, as well as the repayment of all borrowings thereunder, effective upon the Company’s entry into the Loan Agreement on December 12, 2025, is hereby incorporated by reference into this Item 1.02. The 2023 Term Loan Agreement was previously described under Item 5 of the Company’s quarterly report on Form 10-Q for the quarterly period ended April 1, 2023, which descriptions are hereby incorporated by reference into this Item 1.02.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.
Item 9.01. Financial Statements and Exhibits.
(d)Exhibits

Exhibit Number	Description
10.1	Loan Agreement, dated December 12, 2025, among Tyson Foods, Inc., the lenders party thereto and CoBank, ACB as administrative agent, sole lead arranger and sole bookrunner.
104	Cover Page Interactive Data File formatted in iXBRL.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYSON FOODS, INC.

Date: December 12, 2025	By:	/s/ Curt T. Calaway

	Name:	Curt T. Calaway
	Title:	Chief Financial Officer

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